Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:16 PM 04/29/2021
FILED 05:16 PM 04/29/2021
SR 20211520295 - File Number 3239208

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

IVANHOE ELECTRIC INC.

Ivanhoe Electric Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.            This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on July 14, 2020 (the “Certificate of Incorporation”).

2.            Article Four of the Certificate of Incorporation is hereby deleted and amended in its entirety as follows:

“4.	The Corporation shall have authority to issue a total of 750,000,000 shares of common stock, $0.0001 par value per share.”

3.            This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.            All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 29th day of April, 2021.

By:	/s/ Eric Finlayson
Name: Eric Finlayson
Title: President